Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Jasper Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Voting common stock, par value $0.0001 per share	457(h)	1,946,597(2)	$3.035(3)	$5,907,921.90	0.0000927	$547.66
Equity	Voting common stock, par value $0.0001 per share	457(h)	689,969(4)	$3.035(3)	$2,094,055.92	0.0000927	$194.12
Equity	Voting common stock, par value $0.0001 per share	457(h)	89,972(5)	$3.035(3)	$273,065.02	0.0000927	$25.31
Equity	Voting common stock, par value $0.0001 per share	457(h)	1,704,328(6)	$3.035(3)	$5,172,635.48	0.0000927	$479.50
Total Offering Amounts					$13,447,678.32	—	$1,246.59
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$1,246.59

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s voting common stock, $0.0001 par value per share (the “Common Stock”), that become issuable under the Jasper Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Represents shares of Common Stock of the Registrant issuable upon exercise of outstanding stock options granted under the 2019 Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $3.035 per share, the average of the high and low price of the Common Stock on March 16, 2022, as reported on the Nasdaq Capital Market.
(4)	Represents shares of Common Stock of the Registrant issuable upon exercise of outstanding stock options granted under the 2021 Plan.
(5)	Represents shares of Common Stock issuable upon vesting of a restricted stock unit award previously granted under the 2021 Plan.
(6)	Represents shares of Common Stock of the Registrant issuable upon exercise of an outstanding stock option granted under the 2022 Plan.